Exhibit 99.1

FOR IMMEDIATE RELEASE			March 3, 2010
Media Contacts:	Steven Gotfried,	602-250-3040 or 602-568-5067	Page 1 of 1
	Jim McDonald,	602-321-3738
Analyst Contact:	Rebecca Hickman,	602-250-5668
Web site:	www.aps.com
ARIZONA CORPORATION COMMISSION APPROVES AZ SUN PROGRAM
PHOENIX — With the approval today by the Arizona Corporation Commission of the AZ Sun program, Arizona Public Service took a major step forward in increasing its ability to deliver solar energy to customers.
Through the expected four-year life of the program, APS plans to invest up to $500 million for 100 megawatts of turn-key photovoltaic power plants across Arizona. Developers will be selected to build the plants, which APS will own. The plants will be selected through competitive procurement processes.
“AZ Sun is good for customers and good for solar power in Arizona,” said APS President Don Robinson. “To meet the growing energy needs of customers, we continue to seek the most effective ways to add renewable energy to our energy supply portfolio.” APS’s renewable portfolio is expanding rapidly, growing from less than one MW in 2001 to more than 245 MW today. This is enough energy to meet the needs of more than 60,000 homes.
The Company’s Jan. 27, 2010, Request for Proposal for new sources of solar energy will seek to secure projects that could fulfill the initial phase of this program. Proposals are due April 7. APS will be developing a separate plan to procure 25 MW of solar energy from independent power providers.
Until the time that the costs of the first 50 MW of the AZ Sun program are recovered in base rates, the costs will be recovered through the existing Renewable Energy Surcharge. Costs for the remaining 50 MW will be recovered through an adjustment mechanism to be determined in APS’s next retail rate case. APS expects to file this case in June 2011.
The ACC deferred a decision on the Company’s Community Power Project — Flagstaff Pilot until its next regular open meeting March 31 and April 1.
APS, Arizona’s largest and longest-serving electricity utility, serves about 1.1 million customers in 11 of the state’s 15 counties. With headquarters in Phoenix, APS is the principal subsidiary of Pinnacle West Capital Corp. (NYSE: PNW)